Exhibit 99.1

Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES

THIRD QUARTER 2010 RESULTS

          Albany, NY, November 18, 2010 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced comparable store sales in the third quarter of 2010 decreased 5%. Total sales for the third quarter ended October 30, 2010 decreased 20% to $128.8 million, compared to $161.4 million in the third quarter of 2009. The average number of stores in operation during the quarter was 533 compared to 694 last year, a 23% decline. For the third quarter of 2010, the net loss was $16.1 million, or $0.51 per share compared to a net loss of $22.3 million, or $0.71 per share for the same period last year.

          Gross profit as a percentage of sales for the third quarter of 2010 was 34.1% compared to 33.9% in the third quarter of 2009. SG&A expenses were $56.2 million, or 43.7% of sales compared to $72.2 million or 44.8% last year, a 22% decline in total SG&A expenses.

          Comparable store sales for the thirty-nine week period ended October 30, 2010 decreased 3%. Total sales for the thirty-nine week period ended October 30, 2010 decreased 19% to $421.1 million, compared to $518.6 million in 2009. Net loss for the thirty-nine week period was $43.3 million or $1.38 per share versus $53.8 million or $1.72 per share last year.

          The Company had $8.6 million in borrowings outstanding on its credit facility at the end of the quarter, as compared to $55.5 million last year. Inventory was $270.8 million, or $76 per square foot, at the end of the quarter versus $369.0 million or $83 per square foot for the same period last year.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.secondspin.com and www.wherehouse.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow –

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in millions, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended

	October 30, 2010	% to Sales	October 31, 2009	% to Sales	October 30, 2010	% to Sales	October 31, 2009	% to Sales

Net sales	$128.8		$161.4		$421.1		$518.6

Cost of sales	84.9	65.9%	106.8	66.1%	280.0	66.5%	339.4	65.5%

Gross profit	43.9	34.1%	54.6	33.9%	141.1	33.5%	179.2	34.5%

Selling, general and administrative expenses	56.2	43.7%	72.2	44.8%	173.3	41.1%	220.0	42.3%

Depreciation and amortization	2.8	2.2%	3.9	2.4%	8.4	2.0%	11.3	2.2%

Loss from operations	(15.1)	-11.7%	(21.5)	-13.3%	(40.6)	-9.5%	(52.1)	-10.0%

Interest expense, net	0.9	0.7%	0.7	0.4%	2.4	0.6%	2.1	0.4%

Loss before income taxes	(16.0)	-12.3%	(22.2)	-13.7%	(43.0)	-10.1%	(54.2)	-10.4%
Income tax expense (benefit)	0.1	0.0%	0.1	0.1%	0.3	0.2%	(0.4)	0.0%

NET LOSS	$(16.1)	-12.3%	$(22.3)	-13.8%	$(43.3)	-10.3%	$(53.8)	-10.4%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.51)		$(0.71)		$(1.38)		$(1.72)

Weighted average number of common shares outstanding - basic and diluted	31.4		31.4		31.4		31.4

SELECTED BALANCE SHEET CAPTIONS: (in millions, except store data)

					October 30, 2010		October 31, 2009

Cash and cash equivalents					$6.1		$9.1
Merchandise inventory					270.8		369.0
Fixed assets (net)					26.8		41.6
Accounts payable					115.3		135.5
Borrowings under line of credit					8.6		55.5
Long-term debt, less current portion					5.9		7.2

Stores in operation					533		690